As filed with the Securities and Exchange Commission on May 8, 2026
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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1ST FRANKLIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

A Georgia Corporation	6141	I.R.S. Employer No. 58-0521233
	(Primary Standard Industrial Classification Code Number)
	135 East Tugalo Street Post Office Box 880 Toccoa, Georgia 30577 (706) 886-7571 (Address and telephone number of registrant’s principal executive offices) -----------------------
Agent for Service: Jenna C. Hood 135 East Tugalo Street Post Office Box 880 Toccoa, Georgia 30577 (706) 886-7571		Copy To: Mark L. Hanson, Esq. Jones Day 1221 Peachtree Street, N.E. Suite 400 Atlanta, Georgia 30361 (404) 521-3939
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Approximate date of commencement of proposed sale to the public: From time to time commencing as soon as possible after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ___ Non-Accelerated Filer X	Accelerated Filer ___ Smaller Reporting Company ___	Emerging Growth Company ___

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ____

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

1ST FRANKLIN FINANCIAL CORPORATION
$975,000,000 SENIOR DEMAND NOTES
_________________________________________________

1st Franklin Financial Corporation (the "Company" or "1st Franklin") is offering to sell Senior Demand Notes on a continuous basis. The Senior Demand Notes will have the following principal terms and features:

•General: The Senior Demand Notes will be senior, unsecured obligations of the Company and will be issued under an Indenture dated April 3, 2008, as amended, between 1st Franklin and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee.

•Principal amount: The principal amount of each Senior Demand Note held by an investor at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued and unpaid interest, less redemptions.

•Denominations: Senior Demand Notes will be issued and sold in initial denominations of $25.00 or more, and in any amounts thereafter.

•Redemption: Senior Demand Notes will be payable or redeemable at any time upon request. We will honor partial redemption requests for redemption so long as the remaining outstanding balance is at least $1.00. In certain instances, a holder of Senior Demand Notes will be able to redeem all or a part of the holder's Senior Demand Notes by writing drafts against such balances.

•Interest rate: The interest rate payable on Senior Demand Notes will be a variable rate, compounded daily, and will depend upon a holder’s then-current daily balance of Senior Demand Notes. We may establish, in our discretion, separate interest rates for Senior Demand Notes with daily balances from $1.00 to $2,499.99; $2,500.00 to $9,999.99; $10,000.00 to $49,999.99; $50,000.00 to $99,999.99; and $100,000.00 and over.

◦When an interest rate is established for a range of balances, it will become effective for and applied to all Senior Demand Notes with a current daily balance within that range, whether existing or newly issued. These interest rates may be the same or different for each range of balances, and we may increase or decrease the interest rate for any range independently of the others without notice after the date of investment. A holder of Senior Demand Notes will not be expressly notified of changes in any applicable interest rate; then-current interest rates will be available by calling or visiting our executive offices, and on our website.

•Maturity: The Senior Demand Notes will have no stated maturity. They will be payable in whole or in part at any time upon the request of a holder and will be callable by the Company upon written notice at any time without premium.

We will publish the most recently determined and then applicable interest rate for each balance range on our web site at http://www.1ffc.com. The information on our website is not a part of, or incorporated by reference into, this prospectus. You can also obtain a list of the most recently determined interest rates by calling or visiting our executive offices in Toccoa, Georgia. A prospectus supplement setting forth the most recently determined interest rates will be filed with the SEC, as appropriate.

We are offering the Senior Demand Notes on a continuous basis, until such time as all of the Senior Demand Notes being offered hereunder have been sold, or until the registration statement relating hereto ceases to be effective with the SEC. The Senior Demand Notes will be offered directly to the public by us, without an underwriter. We cannot assure you that all or any portion of the Senior Demand Notes we are offering will be sold. We do not have to sell any minimum amount of Senior Demand Notes to accept and use the proceeds of this offering. Proceeds from the sale of the Senior Demand Notes will be placed in our general treasury when received. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. Therefore, you cannot be guaranteed of the return of your investment. The Senior Demand Notes are not and will not be listed on any securities exchange and there is no and will be no public trading market for the Senior Demand Notes. We have the right to reject any subscription for Senior Demand Notes, in whole or in part, for any reason.

You should carefully read this prospectus and any applicable prospectus supplement, including the information incorporated by reference, before you decide whether to invest in Senior Demand Notes.

Investing in Senior Demand Notes involves risks. See “Risk Factors” beginning on page 10 for a description of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Demand Notes, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

1st FRANKLIN FINANCIAL CORPORATION IS NOT A BANK. THE SENIOR DEMAND NOTES ARE NOT     BANK DEPOSITS OR SIMILAR OBLIGATIONS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.

The Trustee has not provided or approved any information in this prospectus, takes no responsibility for any information contained in this prospectus and makes no representations as to the contents of this prospectus.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Company (2)
Per Senior Demand Note	100%	None	100%
Total	$975,000,000	None	$975,000,000

(1) The Senior Demand Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The Senior Demand Notes will be sold at face value.

(2) Before deduction of our expenses, estimated at $201,370.

THE DATE OF THIS PROSPECTUS IS , 2026

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with any different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than as of the date of this prospectus, the applicable prospectus supplement or the date the documents incorporated by reference were filed with the SEC. We are offering to sell, and seeking offers to buy, the securities registered by this prospectus only in jurisdictions where these offers and sales are permitted.

PROSPECTUS SUMMARY
The following summary highlights some of the information in, or incorporated by reference into, this prospectus and may not contain all of the information that may be important to you. Before deciding whether to invest in Senior Demand Notes, you should carefully read this entire prospectus and any applicable prospectus supplement, and the information that is incorporated by reference herein and therein. Unless the context otherwise requires, the terms “1FFC,” “1st Franklin,” “the Company,” ”we,” “us” and “our” in this prospectus refer to 1st Franklin Financial Corporation.

1st FRANKLIN FINANCIAL CORPORATION
1st Franklin Financial Corporation is a privately-held Georgia corporation headquartered in Toccoa, Georgia. The Company has been engaged in the consumer finance business since 1941, primarily in making consumer loans to individuals for personal or family needs, in relatively small amounts with maturities of approximately 2 years. The Company historically extended real estate loans. Beginning in 2024, 1FFC discontinued the origination of real estate loans, and the portfolio is currently in runoff. The Company also purchases sales finance contracts from various dealers.
All of 1FFC's loans are at fixed rates and contain fixed terms and fixed payments. The Company operates branch offices in ten southern states and had a total of 374 branch locations as of December 31, 2025. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.
We fund our loans through a combination of the issuance of short and longer-term debt securities, including our Senior Demand Notes and Variable Rate Subordinated Debentures, as well as with borrowings from time to time under our revolving credit facility. Our credit facility provides for borrowings or re-borrowings of up to $300.0 million or 75% of the Company's net finance receivables (as defined in the credit agreement), whichever is less, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. As of December 31, 2025, we had $79.3 million in availability under our credit facility. Borrowings against the credit facility at December 31, 2025 were $220.7 million. This credit facility matures on December 6, 2027.
In connection with our business, we also offer optional single premium credit insurance products to our customers when making a consumer loan. Such products may include credit life insurance, credit accident and health insurance, credit involuntary unemployment insurance and/or credit property insurance. Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time. In certain states where offered, customers may choose involuntary unemployment insurance for payment protection in the form of loan payment assistance due to an unexpected job loss. Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction.
1FFC writes these various insurance products as an agent for a non-affiliated insurance company specializing in such insurance. However, under various agreements, 1st Franklin's two wholly owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit insurance policies written on behalf of the Company's customer base. These subsidiaries are licensed insurance companies and are subject to regulation and supervision by the Georgia Commissioner of Insurance and Safety Fire, including statutory capital and surplus requirements, restrictions of dividends and other distributions, and oversight of related-party transactions.

Where permitted by state law, non-filing insurance premiums are charged to customers in lieu of recording and perfecting 1FFC's security interest in the assets pledged. In the event of default, rather than exercising rights in a lien as a lender might otherwise do, the insured can file a claim with the insurer for reimbursement. Non-filing insurance premiums are equal in aggregate amount to the premiums paid by the Company and are passed through to a third-party insurance company. Certain losses on such loans, which are not recoverable through credit life, accident and health, involuntary unemployment, and property insurance claims, are reimbursed through non-filing insurance claims, subject to policy limits. The Company does not profit from the purchase of non-filing insurance other than through an offset to its charge-offs.
1st FRANKLIN FINANCIAL CORPORATION IS NOT A BANK. THE SENIOR DEMAND NOTES ARE NOT BANK DEPOSITS OR SIMILAR OBLIGATIONS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.
Our principal executive office is located at 135 East Tugalo Street, Toccoa, Georgia 30577, and our phone number at that address is (706) 886-7571 or (800) 282-0709.

SUMMARY DESCRIPTION OF THE SENIOR DEMAND NOTES

Securities Offered	We are offering to sell up to $975,000,000 in aggregate principal amount of our Senior Demand Notes.
Denominations	Senior Demand Notes will be issued and sold in initial denominations of $25.00 or more, and in any amounts thereafter.
Principal Amount	The principal amount of each Senior Demand Note held by an investor at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued interest, less redemptions.
Maturity	Senior Demand Notes will have no stated maturity. They will be payable upon demand of the holder.
Interest Rate
The interest rate will be a variable rate, compounded daily and set from time to time by us. The interest rate may be, but is not required to be, different for each range of balances of Senior Demand Notes. The interest rate may vary based on the holder’s daily balance of his/her Senior Demand Notes within the following ranges: $1.00 to $2,499.99; $2,500.00 to $9,999.99; $10,000.00 to $49,999.99; $50,000.00 to $99,999.99; and $100,000.00 and over.

Compound Interest	Interest is compounded daily. Examples of annualized effective yields for daily compounded rates are set forth below:
	Example Nominal Rate	Effective Annual Rate

	1.50	1.51
	1.75	1.77
	2.00	2.02

These are only examples of interest rates. The actual rate of interest payable on a Senior Demand Note may differ, and may be higher or lower, depending on the balance thereof and the rates determined by us, in our discretion, from time to time.

Interest Rate Adjustment
The interest rate may be, but is not required to be, different for each range of balances of Senior Demand Notes. When we periodically establish an interest rate for a range of balances, it becomes effective for all Senior Demand Notes in that range of balances, whether existing or newly issued. The interest rate on a Senior Demand Note may also change if the daily current balance of Senior Demand Notes owned by a holder changes to a different range of balances.

Notification of Interest Rate Adjustment
A holder of Senior Demand Notes will not be expressly notified of changes in any applicable interest rate; then-current interest rates will be available by calling or visiting our executive offices, or on our website. We will also file a notice of any interest rate change with the SEC in a prospectus supplement, as appropriate.

Redemption by Holder
Senior Demand Notes are payable or redeemable at any time upon request. We will honor partial redemption requests so long as the remaining outstanding balance is at least $1.00. Redemptions can be requested in person, fax or by mail at our executive office, by electronic means or by use of the draft redemption option described below.

Draft Redemption Option	In certain instances, a holder of Senior Demand Notes can redeem all or a part of his or her Senior Demand Notes by writing drafts against such balance.
Minimum Balance Requirement to Utilize Draft Redemption Option
The draft redemption option is only available to holders of Senior Demand Notes who maintain a minimum balance invested with us (in Senior Demand Notes or otherwise) of $500.00. If and when a holder’s aggregate balance falls below $500.00, that holder's draft writing privileges may be suspended.

Draft Writing and Senior Demand Note Redemptions
Drafts may be written in any amount and made payable to anyone, subject to the minimum balance limitation. Each honored draft is considered to be a Senior Demand Note redemption in an amount equal to that paid by the draft.

Withdrawals that Exceed the Senior Demand Note Balance or Would Reduce the Aggregate Invested Balance Below $500.00
If a withdrawal is presented to us for payment and it either exceeds the balance of a holder’s Senior Demand Notes or would reduce the holder’s aggregate invested balance with us below $500.00, it may be returned unpaid. If this occurs, the holder may be assessed a return charge.

Redemption by 1st Franklin
1st Franklin may redeem the Senior Demand Notes at any time upon at least 30, but not more than 60, days’ written notice to the holder for a price equal to the principal amount of the Senior Demand Notes to be redeemed plus accrued and unpaid interest up to, but not including, the date of redemption.

Form of Investment	Senior Demand Notes may be purchased by cash, check or electronic transfer.
Trustee	Senior Demand Notes will be issued under an Indenture between us and U.S. Bank Trust Company, National Association, as Trustee.

RISK FACTORS
Investing in the Senior Demand Notes involves risks. You should carefully consider the risks described below, as well as the risk factors related to the Company included and discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference, before deciding whether to invest in the Senior Demand Notes. If any of the situations described in any of these risks actually occur, or if any risks or uncertainties not presently known to us arises or occurs, our business, financial condition or results of operations could be materially adversely affected. In any of these events, you may lose part or all of your investment.
RISK FACTORS RELATING TO THE SENIOR DEMAND NOTES

The Senior Demand Notes may not be a suitable investment for you.

The Senior Demand Notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional advisors prior to deciding whether to invest in Senior Demand Notes. The characteristics of the Senior Demand Notes, including features such as the variable interest rate and our ability to call the Senior Demand Notes, may not satisfy your investment objectives. The Senior Demand Notes also may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Before deciding whether to invest in Senior Demand Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Senior Demand Notes in relation to your other investment holdings and the diversity of those holdings.

Because the Senior Demand Notes will have no sinking fund, security, insurance or guarantee, you may lose all or part of your investment in the Senior Demand Notes if we do not have the necessary liquidity to pay amounts due under the Senior Demand Notes.

There is no sinking fund, security, insurance or guarantee of our obligation to make payments on the Senior Demand Notes. The Senior Demand Notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make any interest or principal payments on the Senior Demand Notes. The Senior Demand Notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other federal or state agency. Therefore, if you invest in the Senior Demand Notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay the Senior Demand Notes, then you may lose all or part of your investment.

The Senior Demand Notes will be effectively subordinated to our secured indebtedness.

The Senior Demand Notes will be unsecured, and therefore will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Senior Demand Notes do not place any restrictions on our ability to incur any secured indebtedness. In the event we become subject to a bankruptcy, liquidation, dissolution, reorganization or similar preceding, the holders of any secured indebtedness would be entitled to proceed against the collateral that secures the secured indebtedness, and that collateral, to the extent not sufficient to provide for the repayment of all such secured indebtedness may not be available for satisfaction of any amounts owed under the Senior Demand Notes.

We could incur significant additional indebtedness that is secured or equal in priority with respect to the right of repayment to the Senior Demand Notes, which could impair our ability to repay the Senior Demand Notes.

As of December 31, 2025 there was $220.7 million outstanding on our credit line facility on a secured basis with a higher priority with respect to right of repayment to the Senior Demand Notes. We had an additional $762.6 million in other indebtedness outstanding as of December 31, 2025 that was equal in priority with respect to the right of repayment to the Senior Demand Notes. Subject to any limitations that may be contained in any credit agreements or indentures that we may be party to from time to time, we may also incur substantial additional indebtedness, some or all of which may be secured by our assets. This indebtedness may be secured or be equal in payment preference to the Senior Demand Notes. If we incur additional indebtedness, it may become more difficult to meet our repayment obligations, and the risks to holders of Senior Demand Notes could increase.

Our management has broad discretion over the use of proceeds from this offering.

We will place the proceeds from this offering of Senior Demand Notes, when received, in our general treasury. We expect to use the proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness under any credit facility to which we are, or become, a party, or our variable rate senior and subordinated debt incurred from time to time, as any of it becomes due. Because no specific allocation of the proceeds can be or has been made, our management will have broad discretion in determining how the proceeds of this offering will be used.

Because there are only limited restrictions on our activities under the Indenture governing the Senior Demand Notes, you will have only limited protections under the Indenture.

In comparison to the restrictive covenants that are imposed on us by our existing credit agreement and that we expect would be imposed on us by any replacement credit facility we may enter into in the future, the Indenture that governs the Senior Demand Notes contains only relatively minimal restrictions on our activities. In addition, the Indenture contains only limited events of default other than our failure to timely pay principal and interest on the Senior Demand Notes. Because there are only very limited restrictions and limited events of default under the Indenture, we will not be restricted thereunder from, among other activities, issuing additional debt that may be secured or share ratably in right of repayment to the Senior Demand Notes. In either event, you may have more difficulty recovering part or all of your investment. Further, if we default on any payment on the Senior Demand Notes or otherwise under the Indenture, you will likely have to rely on the Trustee to exercise remedies on your behalf under the terms of the Indenture. You may not be able to seek remedies against us directly.

Because we may redeem the Senior Demand Notes at any time, you may be subject to reinvestment risk.

We have the right to redeem any Senior Demand Note at any time upon at least 30 days’ written notice to you. The Senior Demand Notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to, but not including, the redemption date. Any such redemption may have the effect of reducing the income or return on investment that you would otherwise expect to receive on an investment in the Senior Demand Notes. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Senior Demand Notes.

No public market exists in which to transfer Senior Demand Notes.

An investor may redeem any or all of his or her Senior Demand Notes as described in this prospectus. However, no public trading or secondary market for the Senior Demand Notes currently exists, or ever will exist, and, consequently, there is no public market to provide liquidity for any sale or transfer of, or to provide any valuation to help investors evaluate the appropriateness of the interest rates offered in light of the risks to be assumed in connection with an investment in, the Senior Demand Notes.

USE OF PROCEEDS
We do not have to sell any minimum amount of Senior Demand Notes to accept or use the proceeds from this offering. Net proceeds from sales of the Senior Demand Notes, after payment of applicable expenses, will be placed in our general treasury. No segregation of proceeds will be made, and we expect to use the net proceeds for general corporate purposes, which may include the repayment of indebtedness under any credit facility to which we are, or become, a party, or the repayment or redemption from time to time of outstanding senior or subordinated debt securities as those securities mature or as such debtholders otherwise request redemption. Our senior debt includes amounts that may be outstanding from time to time under our secured revolving credit facility (which may include any replacement facility). Our senior debt securities include our Senior Demand Notes and Commercial Paper. Our subordinated debt securities are Variable Rate Subordinated Debentures, which are offered and sold from time to time in varying principal amounts and at various interest rates. We cannot presently estimate the amount of proceeds that will be used to make mandatory redemption payments, as this will vary depending upon, among other things, the amount of any securities outstanding, the maturity dates and applicable interest rates, which vary from time to time, and related investor decisions outside of our control. Any proceeds not used for redemptions or repayments as described above may be used to make consumer finance loans in the ordinary course of our business, to repay interest or principal on bank borrowings outstanding at any time, to repay other debts outstanding as those amounts come due, and for other general operating purposes.

PLAN OF DISTRIBUTION
We are offering the Senior Demand Notes on a continuous basis, until such time as all of the Senior Demand Notes being offered herein have been sold, or until the registration statement relating hereto ceases to be effective. The Senior Demand Notes will be offered directly to the public by us without any underwriter. No selling commissions or other remuneration will be paid directly or indirectly to any of our officers, directors or employees in connection with the sale of the Senior Demand Notes. All proceeds from sales of Senior Demand Notes will be placed in our general treasury as sales are made, with no minimum sales requirement, as described in the “Use of Proceeds” section of this prospectus. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. All offering expenses, including registration fees, printing, advertising, postage and professional fees, will be paid by us.

There is no assurance that any or all of the Senior Demand Notes offered by this prospectus will be sold. This offering, however, is not made contingent upon any minimum amount of Senior Demand Notes being sold.

The Senior Demand Notes will only be offered, sold and redeemed at our executive offices located at 135 East Tugalo Street, Post Office Box 880, Toccoa, Georgia 30577. The telephone number is (706) 886-7571 or (800) 282-0709.

FORWARD-LOOKING INFORMATION
This prospectus, and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks described in the “Risk Factors” section of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference in this prospectus, and as otherwise may be described in our periodic reports that we file with the SEC from time to time. If any of the events described in the “Risk Factors” section or included elsewhere or incorporated by reference into this prospectus occur, they could impact our ability to pay the interest and principal on the Senior Demand Notes, as well as have a material adverse effect on our business, financial condition and results of operations. We do not undertake any obligation to update any forward-looking statements, except as may be required by law.
DESCRIPTION OF THE SENIOR DEMAND NOTES

General

The Senior Demand Notes we are offering will be senior, unsecured debt obligations of 1st Franklin. The Senior Demand Notes will be issued under an Indenture, dated as of April 3, 2008, between us and U.S. Bank Trust Company, National Association, as Trustee. The terms and conditions of the Senior Demand Notes include those set out in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the Senior Demand Notes and the Indenture. For a complete understanding of the Senior Demand Notes, you should review the definitive terms and conditions contained in the Senior Demand Notes and the Indenture, which include definitions of certain terms used below. A copy of the forms of Senior Demand Notes and Indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part and are available from us at no charge upon request.

The Senior Demand Notes will be direct obligations of 1st Franklin, but will not be secured by any collateral or lien. The Senior Demand Notes will be identical except for the issue date and interest rate. The Senior Demand Notes have no stated maturity, will not be subject to any sinking fund and will be payable or redeemable at the option of the holder thereof at any time as described below. The Senior Demand Notes will rank equally and ratably with all of our other senior, unsecured indebtedness.

1st Franklin Financial Corporation is not a bank. In addition, the Senior Demand Notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”), the Securities Investor Protection Corporation (the “SIPC”) or any other federal or state agency or company. Investors must rely solely on our ability to repay the obligations under the Senior Demand Notes.

Sale and Issuance

All funds you invest in Senior Demand Notes, together with all accrued interest, and any redemptions, will be recorded on a register maintained by us or the Trustee. We will act as registrar and paying agent unless otherwise designated.

Senior Demand Notes will be issued and sold in initial denominations of $25.00 or more, and in any amounts thereafter, and will be dated the date of purchase. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Senior Demand Notes at any one time.

Principal Amount

The principal amount of each Senior Demand Note held by an investor at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued interest, less redemptions.

Interest

The interest rate payable on any Senior Demand Note will be a variable rate, compounded daily. We may establish, from time to time, separate interest rates for the following ranges: from $1.00 to $2,499.99; $2,500.00 to $9,999.99; $10,000.00 to $49,999.99; $50,000.00 to $99,999.99; and $100,000.00 and over. Interest rate determinations are made by management after evaluation of market conditions for investments with similar characteristics, such as investment amount, redemption rights and risk profile. When an interest rate is established for any range of balances, it will become effective for and applied to all Senior Demand Notes within that range, whether existing or newly issued. These interest rates may, but are not required to be, different for each range of balances, and we may increase or decrease the interest rate for any range independently of the others without express notice to holders after the date of investment. The interest rate on any Senior Demand Note may also change if the daily balance of that Senior Demand Note changes to a different range of balances.

A holder of Senior Demand Notes will not be expressly notified of changes from time to time in the interest rates. The current interest rates being paid on the Senior Demand Notes at any time may be obtained by calling or visiting our executive offices or by visiting our website at http://www.1ffc.com. The information on our website is not a part of, or incorporated by reference into, this prospectus. We will also file a notice of any interest rate change with the SEC in a supplement to this prospectus, as appropriate.

How to Invest

General. You may invest in Senior Demand Notes during normal business hours at our executive offices in Toccoa, Georgia, by cash, check or electronic transfer. Each investment in Senior Demand Notes must be accompanied by properly completed investment documentation. The minimum initial amount which you may invest is $25.00. There is no required minimum amount for subsequent investments. All investments must be made in U.S. dollars. Investments in Senior Demand Notes may be made individually, jointly or as custodial or trust investments and may be made by individuals, corporations, partnerships, firms or associations, provided that in each case the investor meets certain requirements.

Investments by Cash. You may invest in Senior Demand Notes by delivering cash to us at our executive offices located at 135 East Tugalo Street, Toccoa, Georgia 30577.

Investments by Check. You may invest in Senior Demand Notes by check delivered to our executive offices located at 135 East Tugalo Street, Toccoa, Georgia 30577. Checks must be drawn in U.S. dollars on a U.S. bank.

Investments by Electronic Transfer. You may invest in Senior Demand Notes by wire transfer or automated clearing house transfer of funds to 1st Franklin Financial Corporation’s account at South State Bank. For all investments through these electronic transfers, the transfer instructions must include the name “1st Franklin Financial Corporation, Senior Demand Notes” and your name, address, and investment number.

Investments in Senior Demand Notes made with cash begin to accrue interest as of the date the investment is made at our executive offices. Investments made by check begin to accrue interest the first business day after the date of receipt at our executive offices. Investments made by electronic transfer will be invested in Senior Demand Notes, and will begin accruing interest, on the day credited to the account of 1st Franklin Financial Corporation.

Transferring funds electronically by means other than wire transfer or automated clearing house transfer may result in a delay in crediting the investment to your Senior Demand Note investment account. Neither we nor South State Bank will be responsible for delays in funds transfer systems.

We reserve the right to reject any investment application and return the funds to a potential investor for any reason, including if any investments are not preceded or accompanied by documentation satisfactory to us to establish that the potential investor meets any applicable eligibility criteria. Copies of this documentation are available at our executive offices, or you can request that it be sent to you by calling us at (706) 886-7571 or (800) 282-0709.

Redemption by the Holder

Subject to any limitations described in “Subordination” below, we will redeem any Senior Demand Notes upon request of a holder in an amount up to the outstanding principal balance plus any unpaid interest at the time of redemption. We will also make partial redemptions as long as the balance remaining on any Senior Demand Notes is at least $1.00. All redemption requests must be made either in person, by fax, by mail, or by electronic means to, our executive offices or by the draft redemption option as described below. Redemption requests made in person or by mail must be accompanied by properly completed documentation.

Draft and Electronic Redemption Options

At the option of a holder of Senior Demand Notes, the holder may redeem Senior Demand Notes by writing drafts, or by electronic means, drawn against the holder’s Senior Demand Note balance and payable through South State Bank. The draft and electronic redemption options are available only to those persons who maintain a minimum investment balance with us of $500.00 or more. This investment may be maintained in Senior Demand Notes and/or any other of our debt securities. If at any time this minimum balance declines to less than $500.00, all draft writing and electronic redemption privileges and other services related to these redemption options may be immediately suspended by us until the balance again equals or exceeds $500.00.

A Senior Demand Note holder who elects the draft redemption option will receive an initial supply of blank drafts from us at no charge. Permanent drafts may be purchased by the holder at his expense from a check supplier of the holder’s choice. Drafts may be used at any time and made payable to anyone for any amount, subject to the $500.00 minimum invested balance requirement. Each draft is considered to be a Senior Demand Note redemption in an amount equal to the amount of the draft paid. Subject to a service charge, a holder may stop payment on a draft by timely notifying us in writing, but we will not be liable for any failure to stop any payment. Any Senior Demand Note holder may stop payment on an electronic redemption by timely notifying us in writing, but we will not be liable for any failure to stop any payment.

Drafts or electronic redemptions which are presented to us for payment and which exceed the holder’s Senior Demand Note balance or which would reduce that holder’s minimum balance below $500.00 may be returned unpaid by us, and the holder may be assessed a service fee.

A Senior Demand Note holder who elects the draft redemption option also has the option to enter into a separate Overdraft Protection Agreement, Security Agreement and Assignment. Under this agreement, a holder of Senior Demand Notes assigns debt securities to us as collateral for overdraft payments. We will then pay any overdrafts to the extent of the protection amount set out in this agreement. This agreement contains customary fees for this service. Amounts paid by us under this agreement are loans and are subject to repayment with interest, as well as other finance charges described in such agreement.

To use the draft redemption option, a holder must enter into a Senior Demand Note Draft Redemption Agreement with us. This agreement sets forth the provisions and charges associated with the draft redemption option. A copy of this agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and is available from us at no charge upon request. Either the Senior Demand Note holder or the Company may terminate this agreement at any time. Additionally, any of the terms of this agreement may be amended by us upon 30 days’ prior written notice. Upon termination of this agreement, a Senior Demand Note holder may continue to redeem Senior Demand Notes in person or by fax, electronic means or mail as provided above without penalty. The Senior Demand Note holder, however, will remain liable for any unpaid drafts or other charges in connection with this agreement.

If Senior Demand Notes are held jointly by more than one owner, only one holder whose name appears on the investment register must sign a redemption draft unless otherwise specified on the investment application or subsequent written request and so indicated on the drafts. The amount of the Senior Demand Notes to be redeemed by draft will continue accruing interest until the redemption draft is presented for payment.

The draft and electronic redemption options are optional redemption methods for redeeming Senior Demand Notes. See “Redemption by the Holder.” These options are strictly at the request of the holder and do not change any of the terms or provisions of the Senior Demand Notes as described herein. The Senior Demand Notes, including those redeemed under these options, are not bank deposits or bank obligations and are not insured by the FDIC, the SIPC, or any other federal or state agency.

Redemption by the Company

We can call the Senior Demand Notes as a whole, or individually, for redemption at any time at a price equal to the principal amount plus any unpaid interest thereon at the time of redemption. Notice of such redemption will be given by mail to the holder not less than 30 nor more than 60 days prior to the date fixed for redemption.

Account Fees and Charges

Any fees and expenses associated with the Senior Demand Notes, and the draft redemption option, will be deducted from a Senior Demand Note holder’s balance and will be treated as a redemption of the corresponding amount of Senior Demand Notes. Any fees and charges will appear on the appropriate account statement. See “Statements to Holders”.

Statements to Holders

Either we or the Trustee will maintain a register of each holder’s investments in Senior Demand Notes. We will maintain the register unless otherwise designated. The principal amount of each Senior Demand Note at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued interest, less redemptions. We will send to each holder, at least quarterly by mail or electronically, a statement showing the holder’s Senior Demand Note balance as it appears on our books. Such statement will contain a summary of all transactions relating to that holder’s Senior Demand Notes during the applicable period, including beginning and ending aggregate principal amounts, accrued interest and redemptions. Holders who have elected to use the draft redemption option will receive a monthly statement by mail or electronically listing all drafts paid during the month and setting forth draft numbers, amounts, dates of payments and any other transactions, such as additional investments, interest earned and service charges which were posted to the holder's account during the month.

Canceled drafts are not returned to the holder. Investors may request laser image copies of canceled drafts to be included with their monthly statements for a nominal fee. Copies and/or laser stored images of canceled drafts will be retained by us and, upon payment of any applicable copy charge, a holder may obtain a copy of any individual draft at any time.

Subordination

Payment of the principal and interest on the Senior Demand Notes will be subordinate in right of payment to all of our secured debt to the extent of the value of the assets securing such indebtedness outstanding at any time. The term “secured debt” means all of our indebtedness outstanding at any time that by its terms is secured by various assets. At December 31, 2025 we had $220.7 million in secured debt outstanding. The Indenture does not restrict our right to incur additional secured debt in the future. No sinking fund will be established to provide for payments on the Senior Demand Notes.

In the event that the Senior Demand Notes are declared due and payable because of a default under the Indenture, a holder of a Senior Demand Note will be entitled to payment only after all principal and interest on all secured debt has been paid, to the extent of the value of the assets securing such indebtedness. Likewise, in the event of our insolvency, bankruptcy or liquidation, or other similar proceeding relating to 1st Franklin or to its creditors, as such, or to our property, or in the event of any dissolution or other winding up, whether or not involving insolvency or bankruptcy, then the holders of any secured debt would be entitled to receive payment in full of all principal and interest due to them, to the extent of the value of the assets securing such indebtedness, before the holders of the Senior Demand Notes would be entitled to receive any payments.

Indenture and Trustee

The Senior Demand Notes will be issued under an Indenture, dated April 3, 2008, between us and U.S. Bank Trust Company, National Association, as Trustee. A copy of this Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and statements in this prospectus relating to the Senior Demand Notes are subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference.

Restrictions on Additional Debt

There are no restrictions in the Indenture against the issuance of additional securities or the incurrence of additional debt, including other senior debt or secured obligations.

Successors

The Indenture permits (i) a consolidation or merger between us and another entity and (ii) the transfer or lease by us of all or substantially all of our assets to another entity if:

•the resulting or acquiring entity is a corporation and assumes all of our obligations under the Senior Demand Notes and the Indenture; and

•no event of default under the Indenture exists immediately after the transaction.

Modification of the Indenture

The Indenture contains provisions permitting 1st Franklin and the Trustee, with the consent of the holders of not less than two-thirds of the outstanding principal amount of Senior Demand Notes, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of such Senior Demand Notes; provided, however, that no such supplemental indenture can do any of the following without the consent of each holder so affected:

•reduce the principal amount or change the demand payment nature of any Senior Demand Note;

•reduce the amount of Senior Demand Notes whose holders must consent to an amendment; or

•make any changes regarding the Indenture that relate to a waiver of default, the rights of holders to receive payments, and the requirements of consent of the holders of Senior Demand Notes.

We, along with the Trustee, may amend the Indenture without the consent of the holders of the Senior Demand Notes to cure any ambiguity, defect or inconsistency, to make any change that does not adversely affect the rights of any holder, or to comply with requirements of the SEC.

Events of Default and Notice Thereof

An event of default is generally defined by the Indenture to mean any of the following:

•the Company’s failure to pay principal or interest on any Senior Demand Note upon a request for redemption therefor, which failure continues for 30 days;

•the Company’s failure to comply with any of its covenants or obligations contained in the Indenture or the Senior Demand Notes and, after notice thereof from the Trustee or holders of at least 25% in principal amount of the Senior Demand Notes, such failure continues for 60 days;

•the occurrence of certain events of bankruptcy, insolvency or reorganization.

The Indenture provides that the Trustee will, within 90 days after the occurrence of any default that is continuing and known to the Trustee, give the registered holders of Senior Demand Notes notice thereof, but, except in case of a default in the payment of principal or interest, the Trustee may withhold such notice if and for so long as the Trustee in good faith determines that withholding such notice is in the interest of those holders.

Rights on Default

The Trustee, by notice to the Company, or the holders of at least 25% in principal amount of Senior Demand Notes, by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all Senior Demand Notes due upon the happening of any of the events of default specified in the Indenture, but the holders of a majority of the outstanding principal amount of Senior Demand Notes may waive any default and rescind such declaration if the default is cured within the 30 day period thereafter, except a default in the payment of the principal of or interest on any Senior Demand Note. The holders of a majority of the outstanding principal amount of the Senior Demand Notes may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee, but the Trustee may decline to follow any direction that conflicts with law or any provision of the Indenture, or is unduly prejudicial to the rights of the other holders of Senior Demand Notes or would involve the Trustee in personal liability. Holders may not institute any proceeding to enforce the Indenture unless the Trustee refuses to act for 60 days after request from the holders of at least 25% in principal amount of the Senior Demand Notes and during that 60 day period the holders of a majority in principal amount do not give the Trustee a direction inconsistent with the request, and tender to the Trustee a satisfactory indemnity. Nevertheless, any holder may enforce the payment of the principal of and interest on that holder’s Senior Demand Notes upon a request therefor.

Concerning the Trustee

In addition to its agreement to serve as Trustee under the Indenture, U.S. Bank Trust Company, National Association serves as trustee under the indenture governing our Variable Rate Subordinated Debentures, and issues to us, and services, certain credit cards, on customary commercial terms and for which it receives customary fees. The Trustee maintains its principal corporate trust office at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328-5588.

Evidence to be Furnished to the Trustee

The Indenture provides that, upon any application or request by us to the Trustee to act, we will provide the Trustee an officer’s certificate and an opinion of counsel stating that any necessary conditions precedent have been met. Before the Trustee acts, it may also require satisfactory indemnification as provided in the Indenture. Within 120 days after the end of each fiscal year, we are required to deliver to the Trustee an officer’s certificate stating whether or not, to the knowledge of the signer, we are in default in the performance of any covenant, agreement or condition in the Indenture and, if so, specifying each such default and, with respect to each, the action taken or proposed to be taken by us to remedy such default.

LEGAL MATTERS

The validity of the issuance of the Senior Demand Notes being offered by this prospectus has been passed upon for us by Jones Day, Atlanta, Georgia.

EXPERTS

The financial statements of 1st Franklin Financial Corporation, incorporated by reference in this Prospectus by reference to 1st Franklin Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, and other information, with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus. Specifically, we are incorporating by reference the following:
(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026; and

(b)The Company’s Current Report on Form 8-K filed on April 6, 2026.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or supersedes such statement:

•in the case of a statement in a previously filed document incorporated by reference in this prospectus, a statement contained in this prospectus; or

•a statement contained in any prospectus supplement relating to the offering of Senior Demand Notes.

Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any prospectus supplement, except as modified or superseded. Except as provided by the above-mentioned exceptions, all information appearing in this prospectus and each prospectus supplement hereto is qualified in its entirety by the information appearing in the documents incorporated by reference.

Copies of documents incorporated by reference will be provided without charge upon request to our Corporate Secretary at 135 East Tugalo Street, Post Office Box 880, Toccoa, Georgia 30577, telephone number (706) 886-7571 or (800) 282-0709. You can also access any of these filings free of charge at our website http://www.1ffc.com. Information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained, or specifically incorporated by reference, in this prospectus and any applicable prospectus supplement in deciding whether to invest in Senior Demand Notes.

REPORTS TO SECURITY HOLDERS
We make available on our website at http://www.1ffc.com our most recent annual report containing financial information that has been examined and reported upon, with an opinion expressed, by an independent registered public accounting firm and any more recent quarterly report, once filed with the

SEC, containing certain unaudited financial and other information of the Company for the current year. Information contained on our website does not constitute part of, and is not incorporated by reference into, this prospectus, and you should rely only on the information contained, or specifically incorporated by reference, in this prospectus and any applicable prospectus supplement in deciding whether to invest in Senior Demand Notes.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
The expenses to be incurred in the issuance and distribution of the securities being registered hereby are estimated as follows:

Filing Fee - Securities and Exchange Commission	$105,370
State Registration Fees	16,000
Legal Fees and Expenses	25,000
Accounting Fees	7,500
Printing Costs	5,000
Advertising	24,000
Trustee’s Fees	5,500
Postage and Miscellaneous	13,000
Total	$201,370

Item 14. Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation (the “Articles”) and the Amended and Restated Bylaws (the “Bylaws”) of the registrant and the Georgia Business Corporation Code (the “GBCC”) as such provisions relate to the indemnification of the directors and officers of the registrant. This description is only a summary and is qualified in its entirety by reference to the Articles and the Bylaws.

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (b) of Section 14-2-851 of the GBCC provides that a director’s conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan satisfies the requirement described in subsection (a)(2)(B) of Section 14-2-851 of the GBCC. Subsection (c) of Section 14-2-851 of the GBCC provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 14-2-851 of the GBCC. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the

GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director.

The Articles provide that no director or officer of the registrant will be personally liable to the registrant or its shareholders for monetary damages for breach of the duty of care or other duty as a director or officer, except for liability: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the registrant; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for unlawful distributions under 14-2-832 of the GBCC; or (4) for any transaction from which the director received an improper personal benefit.

The Bylaws provide that, subject to Section 14-2-857 of the GBCC, officers of the registrant will be indemnified by the registrant, so long as the officer acted in good faith and with ordinary care. Any officer indemnification will be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the registrant.

The registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Bylaws.

Item 15. Recent Sales of Unregistered Securities

In the ordinary course of its business and to assist in the funding of its day-to-day operations involving, primarily, the making of consumer loans and first and second mortgage loans, the registrant makes periodic sales of certain of its securities which are exempt from the registration provisions of the Securities Act of 1933, as amended (the “Act”). None of such sales during the past three years involved any underwriters, and all such sales were effected directly by executive officers of the registrant.

Within the past three years, the registrant offered and sold approximately $3.9 billion of securities to investors meeting certain minimum investment qualifications pursuant to the exemption from the federal securities regulation requirements provided by Section 3(a)(3) of the Act.

Item 16. Exhibits and Financial Statement Schedules

3.	(a)	Amended and Restated Articles of Incorporation, as amended March 26, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K/A filed with the SEC on April 19, 2024).

	(b)	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K/A filed with the SEC on April 19, 2024).

4.	(a)
Form of Indenture by and between the Company and U.S. Bank National Association as of April 3, 2008 (incorporated by reference to Exhibit 4(a) to Pre-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on June 30, 2011, File No. 333-173685).

	(b)	Form of Senior Demand Note (incorporated by reference to Exhibit 4(b) to Pre-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on June 30, 2011, File No. 333-173685).

(c)
Form of Overdraft Protection Agreement, Security Agreement and Assignment (incorporated by reference to Exhibit 4(c) to Pre-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on June 30, 2011, File No. 333-173685).

(d)
Form of Senior Demand Note Check Redemption Agreement (incorporated by reference to Exhibit 4(d) to Pre-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on June 30, 2011, File No. 333-173685).

	(e)	Form of Check (incorporated by reference to Exhibit 4(e) to Pre-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on June 30, 2011, File No. 333-173685).

(f)
Indenture dated October 31, 1984, between the registrant and The First National Bank of Gainesville, Trustee (incorporated by reference to Exhibit 4(a) to Amendment No. 1 to the Registration Statement on Form S-2, dated April 24, 1998, File No. 333-47515).

(g)
Form of Series 1 Variable Rate Subordinated Debenture (incorporated by reference to Exhibit 4(b) to Amendment No. 3 to the Registration Statement on Form S-2 dated November 14, 2005, File No. 333-126589).

(h)
Agreement of Resignation, Appointment and Acceptance dated as of May 28, 1993 between the registrant, The First National Bank of Gainesville and Columbus Bank and Trust Company (incorporated by reference to Exhibit 4(c) to the registrant’s Post-Effective Amendment No. 1 to the registration statement on Form S-2, filed with the SEC on June 8, 1993, File No. 33-49151).

(i)
Modification of Indenture, dated March 30, 1995, by and among Columbus Bank and Trust Company, Synovus Trust Company and the Company (incorporated by reference to Exhibit 4(b) to the Company’s Form 10-K for the year ended December 31, 1994).

(j)
Second Modification of Indenture dated December 2, 2004 by and between Synovus Trust Company and the Company (incorporated by reference to Exhibit 4(e) to the Registration Statement on Form S-2 dated July 14, 2005, filed with the SEC on July 14, 2005, File No. 333-126589).

(k)
Third Modification of Indenture dated March 26, 2010 by and between U.S. Bank National Association and the Company (incorporated by reference to Exhibit 4(h) to the Company’s Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010, File No. 002-27985).

(l)
Tri-party Agreement by and among the Company, Synovus Trust Company and U.S. Bank National Association (incorporated by reference to Exhibit 4(i) to the Company’s Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010, File No. 002-27985).

(m)
Fourth Modification of Indenture dated March 26, 2010 by and between U.S. Bank National Association and the Company (incorporated by reference to Exhibit 4(j) to the Company’s Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010, File No. 002-27985).

(n)
Form of Series 1 Variable Rate Subordinated Debenture (incorporated by reference to Exhibit 4(b) to Pre-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the SEC on June 30, 2011, File No. 333-173684).

5.	Opinion of Counsel Regarding Validity

10.	(a)
Amended and Restated Loan and Security Agreement, dated as of November 19, 2019, by and among the Company, Wells Fargo Bank, N.A., as Agent for the lenders, and other financial institutions from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on November 22, 2019).

(b)
First Amendment to Amended and Restated Loan and Security Agreement, dated as of August 17, 2020, by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders, and other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 19, 2020).

(c)
Second Amendment to Amended and Restated Loan and Security Agreement, dated as of March 25, 2021, by and among the Company, Wells Fargo Bank, N.A., as Agent for the lenders, and other financial institutions from time to time party thereto (incorporated by reference to the Company's Form 10-K filed with the SEC on March 31, 2022).

(d)
Third Amendment to the Amended and Restated Loan and Security Agreement, dated as of November 17, 2021, by and among the Company, Wells Fargo Bank, N.A. as Agent for the lenders, and other financial institutions party thereto (incorporated by reference to Exhibit 10(d) to the Company's Form 8-K filed with the SEC on November 19, 2021).

(e)
Fourth Amendment to the Amended and Restated Loan and Security Agreement, dated as of November 7, 2022, by and among the Company, Wells Fargo Bank, N.A. as Agent for the lenders, and other financial institutions party thereto (incorporated by reference to Exhibit 10(d) to the Company's Form 8-K filed with the SEC on November 14, 2022).

(f)
Director Compensation Summary Term Sheet. * (incorporated by reference to Exhibit 10(j) to the Company's annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026). **

(g)	Form of the Company's 2025 Executive Bonus Plan * (incorporated by reference to Exhibit 10(m) to the Company's Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026).**

(h)
Fifth Amendment to Amended and Restated Loan and Security Agreement, dated as of May 12, 2023, by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on May 16, 2023).

(i)
Sixth Amendment to Amended and Restated Loan and Security Agreement, dated as of December 27, 2023, by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on January 4, 2024).

(j)
Seventh Amendment to Amended and Restated Loan and Security Agreement, dated as of April 1, 2024, by and among the Company, Wells Fargo Bank, N.A., as agent for the lenders, and the other financial institutions from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on April 3, 2024).

(k)
Loan and Security Agreement, dated December 6, 2024, by and among the Company and BMO Bank N.A., as agent for the lenders, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on December 11, 2024).

(l)
First Amendment to Loan and Security Agreement, dated as of December 23, 2025, by and among the Company, the guarantors party thereto, BMO Bank N.A., as agent for the lenders, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on December 29, 2025).

(m)
Master Independent Contract and Mutual Non-Disclosure Agreement, dated as of June 1, 2025, between the Company and Brian Gyomory (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 2, 2025).**

	(n)	Form of Subordinated Note (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on December 29, 2025).
21.	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Company's Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2010, File No. 002-27985).

23.	1	Consent of Independent Registered Public Accounting Firm.
	2	Consent of Counsel (included in Exhibit 5).

24.	Power of attorney (included on the signature page hereto).

25.	Form T-1 as to the eligibility and qualification of U.S. Bank National Association, Trustee, under the Indenture between the registrant and U.S. Bank National Association.

107	Filing Fee Table.
**    Management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toccoa, State of Georgia, on the 8th day of May 2026.

1st FRANKLIN FINANCIAL CORPORATION

/s/ Jerry J. Harrison, Jr
______________________________________
Jerry J. Harrison, Jr
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry J. Harrison, Jr. and Jenna C. Hood, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this regulation statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and filing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying an confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by a virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Ben F. Cheek, IV
(Ben F. Cheek, IV)	Vice Chairman of Board	May 8, 2026

/s/ Virginia C. Barrett
(Virginia C. Barrett)	Chairman of the Board, Chief Culture Officer	May 8, 2026

/s/ David W. Cheek
(David W. Cheek)	Director	May 8, 2026

/s/ Jenna C. Hood
(Jenna C. Hood)	Executive Vice President and Chief Financial Officer	May 8, 2026

/s/ A. Roger Guimond
(A. Roger Guimond)	Director	May 8, 2026

/s/ Jerry J. Harrison, Jr.
(Jerry J. Harrison, Jr.)	Director, Chief Executive Officer	May 8, 2026

/s/ Donata Ison
(Donata Ison)	Director	May 8, 2026

/s/ Sharon Mancero
(Sharon Mancero)	Director	May 8, 2026

/s/ John G. Sample, Jr.
(John G. Sample, Jr.)	Director	May 8, 2026

/s/ Sheryl Smith
Sheryl Smith	Director	May 8, 2026

/s/ Keith D. Watson
(Keith D. Watson)	Director	May 8, 2026